Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2014 Full-Year and Fourth-Quarter Results

Nineteenth Consecutive Quarter of Year-Over-Year Average Daily Sales Growth

Fourth-Quarter Results

•       Net Sales increased 7 percent to $2,005 million

•       Operating Income improved 78 percent to $130 million

•       Adjusted EBITDA increased 17 percent to $172 million

•       Adjusted Net Income per diluted share increased $0.13 to $0.11 (Net Loss per diluted share of $0.48)

Fiscal 2014 Results

•       Net Sales increased 8 percent to $8,882 million

•       Operating Income improved 31 percent to $618 million

•       Adjusted EBITDA increased 16 percent to $854 million

•       Adjusted Net Income per diluted share increased $0.81 to $1.26 (Net Income per diluted share of $0.02)

ATLANTA, GA — March 24, 2015 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $9.0 billion for the full-year fiscal 2014 ended February 1, 2015, an increase of $654 million, or 8 percent, as compared to fiscal 2013.  The company believes its sales performance represents growth of approximately 400 basis points in excess of its market growth estimate.

“I am very pleased with our solid 2014 performance. We delivered 8 percent sales growth and 16 percent Adjusted EBITDA growth,” stated Joe DeAngelo, CEO of HD Supply. “Despite a challenging and uncertain market environment, we remain focused on controllable execution to deliver profitable growth in excess of our markets.”

On January 12, 2015, the company completed the sale of substantially all of the assets of its Hardware Solutions business to The Home Depot and received cash proceeds of approximately $198 million, net of transaction costs. As a result of the sale, the company recorded an $8 million pre-tax gain in fiscal 2014. In accordance with Accounting Standard Codification 205-20, Discontinued Operations, the results of Hardware Solutions are classified as discontinued operations for all periods presented.

Gross profit increased $200 million, or 8 percent, to $2,558 million for the full-year fiscal 2014 compared to $2,358 million for the full-year fiscal 2013.  Gross profit was 28.8 percent of Net sales for the full-year fiscal 2014, up approximately 10 basis points from 28.7 percent of Net sales for the full-year fiscal 2013  The improvement in gross margin was primarily driven by our category management initiatives, partially offset by the competitive environment, and mix of products and services.

Operating income increased $146 million, or 31 percent, to $618 million for the full-year fiscal 2014 compared to $472 million for the full-year fiscal 2013. Operating income as a percentage of Net sales increased approximately 130 basis points during the full-year fiscal 2014 as compared to the full-year fiscal 2013. The improvement was primarily driven by the leverage of fixed costs through sales volume increases, disciplined cost control and a reduction of amortization expense on certain acquisition-related intangible assets.

Adjusted EBITDA increased $120 million, or 16 percent, to $854 million for the full-year fiscal 2014 compared to $734 million for the full-year fiscal 2013. The increase in Adjusted EBITDA reflects the continued focus on initiatives execution to drive growth in excess of our estimate of market growth and the leverage of fixed costs through sales volume increases.  Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points to 10 percent in the full-year fiscal 2014 as compared to 9 percent in the full-year fiscal 2013.

Net income for full-year fiscal 2014 was $3 million, which included a $108 million loss on extinguishment and modification of debt and a $7 million restructuring charge. Net loss for full-year fiscal 2013 was $218 million, which included an $87 million loss on extinguishment and modification of debt and a $12 million restructuring charge.  Net income per diluted share was $0.02 in the full-year of fiscal 2014, as compared to a net loss per diluted share of $1.31 in the full-year fiscal 2013.

Adjusted net income increased $174 million to $251 million for the full-year fiscal 2014 as compared to an Adjusted net income of $77 million for the full-year fiscal 2013.  The increase in Adjusted net income is primarily attributable to sales growth, the leverage of fixed costs through sales volume increases, and a reduction in interest expense.  Adjusted net income per diluted share was $1.26 in the full-year fiscal 2014, as compared to $0.45 in the full-year fiscal 2013.

As of February 1, 2015, HD Supply’s combined liquidity of approximately $1,248 million was comprised of $85 million in cash and cash equivalents and $1,163 million of additional available borrowings under HD Supply, Inc.’s senior asset-backed lending facility, based on qualifying inventory and receivables.

Fourth-Quarter 2014 Results

Net Sales increased $134 million, or 7 percent, to $2,005 million for the fourth quarter of fiscal 2014 as compared to the fourth quarter of fiscal 2013.

Net sales for November, December and January of fiscal 2014 were $648 million, $587 million and $770 million, respectively.  There were 18 selling days in November, 19 selling days in December and 24 selling days in January.  Average year-over-year daily sales growth for November, December and January were 6.3 percent, 5.9 percent and 8.8 percent, respectively.

Gross profit increased $43 million, or 8 percent, to $577 million for the fourth quarter of fiscal 2014, compared to $534 million for the fourth quarter of fiscal 2013. Gross profit was 28.8 percent of Net sales for the fourth quarter of fiscal 2014, up approximately 30 basis points from 28.5 percent of Net sales for the fourth quarter of fiscal 2013.

Operating income increased $57 million, or 78 percent, to $130 million for the fourth quarter of fiscal 2014, compared to $73 million for the fourth quarter of fiscal 2013. Operating income as a percentage of Net sales increased approximately 260 basis points during the fourth quarter of fiscal 2014, as compared to the fourth quarter of fiscal 2013.

Adjusted EBITDA increased $25 million, or 17 percent, to $172 million for the fourth quarter of fiscal 2014, compared to $147 million for the fourth quarter of fiscal 2013. Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points to 9 percent in the fourth quarter of fiscal 2014, as compared to 8 percent in the fourth quarter of fiscal 2013.

Net loss for the fourth quarter of fiscal 2014 was $93 million, which included a $106 million loss on extinguishment and modification of debt.  Net loss for the fourth quarter of fiscal 2013 was $66 million, which included a $12 million restructuring charge. Net loss per diluted share was $0.48 in the fourth quarter of fiscal 2014, as compared to $0.34 in the fourth quarter of fiscal 2013.

Adjusted net income increased to $23 million for the fourth quarter of fiscal 2014, as compared to Adjusted net loss of $4 million for the fourth quarter of fiscal 2013.  The increase in Adjusted net income is attributable to sales growth, the leverage of fixed costs through sales volume increases, and the reduction in depreciation and amortization expense.  Adjusted net income per diluted share was $0.11 in the fourth quarter of fiscal 2014, as compared to Adjusted net loss per diluted share of $0.02 in the fourth quarter of fiscal 2013.

Business Unit Performance

Facilities Maintenance

Full-Year Results

Net sales increased $179 million, or 8 percent, to $2.5 billion in the full-year fiscal 2014, as compared to $2.3 billion for the full-year fiscal 2013.  Adjusted EBITDA increased $57 million, or 13 percent, to $491 million for the full-year fiscal 2014 as compared to $434 million for the full-year fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 100 basis points for the full-year of fiscal 2014, as compared to the full-year fiscal 2013.

Fourth-Quarter Results

Net sales increased $38 million, or 7 percent, to $560 million in the fourth quarter of fiscal 2014 as compared to $522 million in the fourth quarter of fiscal 2013.  Adjusted EBITDA increased $14 million, or 16 percent, to $104 million during the fourth quarter of fiscal 2014 as compared to $90 million in the fourth quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 140 basis points in the fourth quarter of fiscal 2014 as compared to the fourth quarter of fiscal 2013.

Waterworks

Full-Year Results

Net sales increased $200 million, or 9 percent, to $2.4 billion in the full-year of fiscal 2014 as compared to $2.2 billion in the full-year of fiscal 2013.  Adjusted EBITDA increased $25 million, or 14 percent, to $198 million during the full-year of fiscal 2014 as compared to $173 million in the full-year of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 40 basis points in the full-year of fiscal 2014 as compared to the full-year of fiscal 2013.

Fourth-Quarter Results

Net sales increased $46 million, or 10 percent, to $516 million in the fourth quarter of fiscal 2014 as compared to $470 million in the fourth quarter of fiscal 2013.  Adjusted EBITDA increased $6 million, or 20 percent, to $36 million during the fourth quarter of fiscal 2014 as compared to $30 million in the fourth quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 60 basis points in the fourth quarter of fiscal 2014 as compared to the fourth quarter of fiscal 2013.

Power Solutions

Full-Year Results

Net sales increased $70 million, or 4 percent, to $1.9 billion in the full-year of fiscal 2014 as compared to $1.8 billion in the full-year of fiscal 2013.  Adjusted EBITDA increased $3 million, or 4 percent, to $79 million during the full-year of fiscal 2014 as compared to $76 million in the full-year of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales in the full-year of fiscal 2014 was comparable to the full-year of fiscal 2013.

Fourth-Quarter Results

Net sales increased $9 million, or 2 percent, to $462 million in the fourth quarter of fiscal 2014 as compared to $453 million in the fourth quarter of fiscal 2013.  Net sales in fiscal 2014 were negatively impacted by $5 million of unfavorable Canadian exchange rate changes. Adjusted EBITDA decreased $2 million, or 11 percent, to $17 million during the fourth quarter of fiscal 2014 as compared to $19 million in the fourth quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales decreased approximately 50 basis points in the fourth quarter of fiscal 2014 as compared to the fourth quarter of fiscal 2013.

Construction & Industrial - White Cap

Full-Year Results

Net sales increased $188 million, or 15 percent, to $1.5 billion in the full-year of fiscal 2014 as compared to $1.3 billion in the full-year of fiscal 2013.  Adjusted EBITDA increased $32 million, or 41 percent, to $111 million during the full-year of fiscal 2014 as compared to $79 million in the full-year of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 140 basis points in the full-year of fiscal 2014 as compared to the full-year of fiscal 2013.

Fourth-Quarter Results

Net sales increased $42 million, or 14 percent, to $337 million in the fourth quarter of fiscal 2014 as compared to $295 million in the fourth quarter of fiscal 2013.  Adjusted EBITDA increased $7 million, or 50 percent, to $21 million during the fourth quarter of fiscal 2014 as compared to $14 million in the fourth quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 150 basis points in the fourth quarter of fiscal 2014 as compared to the fourth quarter of fiscal 2013.

Refinancing Activities

In December 2014, HD Supply refinanced its $1.25 billion, 8.125% first-lien senior secured notes due 2019, with new $1.25 billion, 5.25%, first-lien senior secured notes due 2021, which is a two and one half year extension of maturity from the old notes. As a result of the interest rate reduction of approximately 300 basis points, the company expects to save approximately $36 million annually in pre-tax cash interest, representing $0.18 per diluted share on an annual basis.

Settlement of Tax Audit

On February 19, 2015, the company received a notification advising that the tentative settlement reached in the third quarter of fiscal 2014, related to the company’s U.S. federal income tax returns filed for the tax years ended February 3, 2008 and February 1, 2009, was approved by the Joint Committee on Taxation. As a result of the approval and finalization of the tentative settlement, the tax years ending February 3, 2008 and February 1, 2009 are settled and closed to any further adjustments. The results of such approval and finalization of the tentative settlement will be reflected in the company’s first quarter of fiscal 2015 results.

Fourth-Quarter Monthly Sales Performance

Net sales for November, December and January were $648 million, $587 million and $770 million, respectively.  There were 18 selling days in November, 19 selling days in December and 24 selling days in January.  Average year-over-year daily sales growth for November, December and January were 6.3 percent, 5.9 percent and 8.8 percent, respectively.

Preliminary Sales Results

Preliminary Net sales in February were $630 million.  There were 20 selling days in February and average daily sales were up 6.6 percent versus prior year.  Preliminary February year-over-year average daily sales growth by business was Facilities Maintenance 2.9 percent, Waterworks 3.3 percent, Power Solutions 13.2 percent, and Construction & Industrial — White Cap 14.8 percent.

“February sales were impacted by persistent winter weather conditions resulting in certain branch and distribution center closures across the country in the second half of the month. We are committed to providing a safe work environment at HD Supply,” added DeAngelo.  “Given continued adverse weather in March, we have yet to see improvement in our construction related businesses, but we will continue to focus on controllable execution as we enter our spring selling season.”

Fiscal Year 2015 and First-Quarter 2015 Outlook

For fiscal year 2015, the company estimates end market growth of approximately 3 to 4%, which includes a potential negative incremental impact to its end market growth estimate of between 50 to 150 basis points to sales in fiscal year 2015 due to the current weakness in the Oil and Gas end markets.  The company estimates 300 basis points of sales growth in excess of the estimated market growth and operating leverage in the range of 1.5 to 2.0 times for fiscal year 2015.

For first quarter 2015, the company anticipates Net sales to be in the range of $2,175 million to $2,230 million, Adjusted EBITDA in the range of $195 million to $207 million, and Adjusted net income per diluted share in the range of $0.25 to $0.31.  The first quarter 2015 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 201 million.

The company will provide further specifics on the first quarter and fiscal year 2015 outlook during the fiscal 2014 full-year and fourth quarter earnings conference call and in the earnings call presentation materials.

Fiscal 2014 Fourth-Quarter and Full-Year Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, March 24, 2015 at 8:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year fiscal 2014 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors. Through approximately 650 locations across 48 states and seven Canadian provinces, the company’s approximately 15,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K, for the fiscal year ended February 1, 2015, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data

	Fiscal Year Ended		Three Months Ended “Unaudited”
	February 1, 2015	February 2, 2014	February 1, 2015	February 2, 2014
Net Sales	$8,882	$8,228	$2,005	$1,871
Cost of sales	6,324	5,870	1,428	1,337
Gross Profit	2,558	2,358	577	534
Operating expenses:
Selling, general and administrative	1,726	1,649	412	395
Depreciation and amortization	207	228	35	57
Restructuring	7	9	—	9
Total operating expenses	1,940	1,886	447	461
Operating Income	618	472	130	73
Interest expense	461	528	114	119
Loss on extinguishment & modification of debt	108	87	106	—
Other (income) expense, net	(3)	20	—	—
Income (Loss) from Continuing Operations Before Provision for Income Taxes	52	(163)	(90)	(46)
Provision (benefit) for income taxes	56	58	6	14
Income (Loss) from Continuing Operations	(4)	(221)	(96)	(60)
Income (loss) from discontinued operations, net of tax	7	3	3	(6)
Net Income (Loss)	$3	$(218)	$(93)	$(66)

Weighted Average Common Shares Outstanding (thousands)
Basic & Diluted	193,962	166,905	194,429	191,858
Basic & Diluted Earnings Per Share(i):
Income (Loss) from Continuing Operations	$(0.02)	$(1.32)	$(0.49)	$(0.31)
Income (Loss) from Discontinued Operations	$0.04	$0.02	$0.02	$(0.03)
Net Income (Loss)	$0.02	$(1.31)	$(0.48)	$(0.34)

Non-GAAP financial data: “Unaudited”
Adjusted EBITDA	$854	$734	$172	$147
Adjusted Net Income (Loss)	$251	$77	$23	$(4)
Weighted average common shares outstanding (in thousands)
Basic	193,962	166,905	194,429	191,858
Diluted	199,842	171,764	200,294	191,858
Adjusted Net Income (Loss) Per Share - Basic	$1.29	$0.46	$0.12	$(0.02)
Adjusted Net Income (Loss) Per Share - Diluted	$1.26	$0.45	$0.11	$(0.02)

(i)            May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data

	February 1, 2015	February 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$85	$115
Receivables, less allowance for doubtful accounts of $16 and $18	1,088	1,046
Inventories	1,069	1,072
Deferred tax asset	9	7
Other current assets	47	63
Total current assets	2,298	2,303
Property and equipment, net	372	405
Goodwill	3,071	3,137
Intangible assets, net	200	338
Other assets	119	141
Total assets	$6,060	$6,324

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$688	$664
Accrued compensation and benefits	161	149
Current installments of long-term debt	34	10
Other current liabilities	252	270
Total current liabilities	1,135	1,093

Long-term debt, excluding current installments	5,223	5,534
Deferred tax liabilities	166	114
Other liabilities	296	347
Total liabilities	6,820	7,088

Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 196.0 million and 192.4 million shares issued and outstanding at February 1, 2015 and February 2, 2014, respectively	2	2
Paid-in capital	3,818	3,752
Accumulated deficit	(4,540)	(4,503)
Accumulated other comprehensive loss	(28)	(15)
Treasury stock, at cost, 0.4 million shares at February 1, 2015	(12)	—
Total stockholders’ equity (deficit)	(760)	(764)
Total liabilities and stockholders’ equity (deficit)	$6,060	$6,324

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions

	Fiscal Year Ended
	February 1, 2015	February 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3	$(218)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	226	246
Provision for uncollectibles	7	4
Non-cash interest expense	25	30
Payment of PIK interest & discounts upon extinguishment of debt	(1)	(364)
Loss on extinguishment & modification of debt	108	87
Stock-based compensation expense	17	16
Deferred income taxes	55	54
Gain on sale of businesses	(8)	—
Other	—	3
Changes in assets and liabilities:
(Increase) decrease in receivables	(90)	(68)
(Increase) decrease in inventories	(71)	(101)
(Increase) decrease in other current assets	18	—
Increase (decrease) in accounts payable and accrued liabilities	1	(64)
Increase (decrease) in other long-term liabilities	5	8
Net cash provided by (used in) operating activities	295	(367)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(119)	(131)
Proceeds from sales of property and equipment	5	8
Proceeds from sale of investments	—	936
Proceeds from sale of businesses	198	4
Settlements for businesses acquired, net of cash acquired	—	3
Net cash provided by (used in) investing activities	84	820
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock in initial public offering, net of transaction fees	—	1,039
Proceeds from issuance of common stock under employee benefit plans	48	4
Purchase of treasury shares	(52)	—
Borrowings of long-term debt	1,270	79
Repayments of long-term debt	(1,385)	(1,624)
Borrowings on long-term revolver debt	878	858
Repayments on long-term revolver debt	(1,142)	(798)
Debt issuance and modification costs	(21)	(34)
Other financing activities	—	2
Net cash provided by (used in) financing activities	(404)	(474)
Effect of exchange rates on cash and cash equivalents	(5)	(5)
Increase (decrease) in cash and cash equivalents	$(30)	$(26)
Cash and cash equivalents at beginning of period	115	141
Cash and cash equivalents at end of period	$85	$115

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions

	Facilities Maintenance	Waterworks	Power Solutions	Construction & Industrial - White Cap
Three Months Ended February 1, 2015 “Unaudited”
Net Sales	$560	$516	$462	$337
Adjusted EBITDA	104	36	17	21
Depreciation(i) & Software Amortization	13	4	2	5
Other Intangible Amortization	1	—	4	—

Fiscal 2014
Net Sales	$2,510	$2,427	$1,913	$1,481
Adjusted EBITDA	491	198	79	111
Depreciation(i) & Software Amortization	50	11	8	21
Other Intangible Amortization	57	3	18	14

Three Months Ended February 2, 2014 “Unaudited”
Net Sales	$522	$470	$453	$295
Adjusted EBITDA	90	30	19	14
Depreciation(i) & Software Amortization	11	3	3	4
Other Intangible Amortization	21	1	4	5

Fiscal 2013
Net Sales	$2,331	$2,227	$1,843	$1,293
Adjusted EBITDA	434	173	76	79
Depreciation(i) & Software Amortization	45	10	7	16
Other Intangible Amortization	81	4	18	20

(i)                                    Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash, non-recurring or unusual items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the first quarter of fiscal 2015 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•                       although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Fiscal Year Ended		Three Months Ended
	February 1, 2015	February 2, 2014	February 1, 2015	February 2, 2014
Net income (loss)	$3	$(218)	$(93)	$(66)
Less income (loss) from discontinued operations, net of tax	7	3	3	(6)
Income (loss) from continuing operations	$(4)	$(221)	$(96)	$(60)
Interest expense	461	528	114	119
Depreciation and amortization (i)	212	232	37	59
Provision (benefit) for income taxes	56	58	6	14
Stock-based compensation	17	16	5	4
Restructuring (ii)	7	12	—	12
Loss on extinguishment & modification of debt (iii)	108	87	106	—
Costs related to public offerings (iv)	2	20	—	—
Management fee & related expenses paid to Equity Sponsors(v)	—	2	—	—
Other	(5)	—	—	(1)
Adjusted EBITDA	$854	$734	$172	$147

(i)                                    Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)                                Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location; including $3M in Cost of sales.

(iii)                            Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)                              Represents the costs expensed in connection with the company’s public offerings. All of the shares of common stock sold in fiscal 2014 public offerings were sold by certain of the company’s stockholders. The company did not receive any of the proceeds from the sale of the shares. Amount in fiscal 2013 represents the costs expensed in connection with the company’s initial public offering, including approximately $18 million paid to the Equity Sponsors in the second quarter of fiscal 2013 for termination of the consulting agreements.

(v)                                  The company was previously party to consulting agreements with the Equity Sponsors whereby the company paid the Equity Sponsors a $5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with the company’s’ initial public offering in the second quarter of fiscal 2013.

Adjusted Net Income (Loss)

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted net income (loss) for the periods presented (amounts in millions):

	Fiscal Year Ended		Three Months Ended
	February 1, 2015	February 2, 2014	February 1, 2015	February 2, 2014
Net income (loss)	$3	$(218)	$(93)	$(66)
Less income (loss) from discontinued operations, net of tax	7	3	3	(6)
Income (loss) from continuing operations	(4)	(221)	(96)	(60)
Provision (benefit) for income taxes	56	58	6	14
Cash paid for income taxes (i)	(12)	(8)	(2)	(2)
Amortization of acquisition-related intangible assets (other than software)	99	129	9	32
Loss on extinguishment & modification of debt (ii)	108	87	106	—
Restructuring (iii)	7	12	—	12
Costs related to public offerings (iv)	2	20	—	—
Other	(5)	—	—	—
Adjusted net income (loss)	$251	$77	$23	$(4)

(i)                        Cash paid for income taxes in fiscal 2014, excludes a $27 million payment for the settlement of the IRS’s audits of the company’s U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009.

(ii)                    Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iii)                Represents the costs incurred for workforce reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location; includes $3M in Cost of sales.

(iv)                  Represents the costs expensed in connection with the company’s public offerings. All of the shares of common stock sold in fiscal 2014 public offerings were sold by certain of the company’s stockholders. The company did not receive any of the proceeds from the sale of the shares. Amount in fiscal 2013 represents the costs expensed in connection with the company’s initial public offering, including approximately $18 million paid to the Equity Sponsors in the second quarter of fiscal 2013 for termination of the consulting agreements.